EXHIBIT 10.2

JOBY AVIATION, INC.
H2 2025 PERFORMANCE AWARD PROGRAM

(effective July 1, 2025)

This Performance Award Program (this “Program”) has been adopted by the Compensation Committee of the Board of Directors (the “Board”) of Joby Aviation, Inc. (the “Company”) under the Company’s 2021 Incentive Award Plan (the “Plan”) effective as of July 1, 2025 (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Purpose and Participants

The purpose of the Program is to provide an incentive to employees of the Company’s Participating Subsidiaries (as defined below) to achieve certain business and operational goals for the second half of calendar year 2025, as set forth on Exhibit A attached hereto.

“Participants” in the Program include all permanent employees of the Company’s subsidiaries listed on Exhibit B (the “Participating Subsidiaries”), whether full-time or part-time. If a Participant transitions from a permanent full-time or part-time employee role to a consulting role, or if a Participant changes employment from a Participating Subsidiary to another Company subsidiary that does not participate in the Program, any Awards previously granted under the Program will continue to vest provided that the individual continues to be a Service Provider (as defined in the Plan) through the applicable vesting date.

Other employees or consultants may be granted Awards under the Program on the same or different terms as Participants in the sole discretion of the Administrator, in which case any reference to a “Participant” herein shall also be deemed to refer to such individuals.

Interns, contractors, seasonal workers and other temporary employees are not eligible Participants.
Certain Definitions
As used in this Program, the following terms have the following meanings:
●“Administrator” means the Compensation Committee of the Board, unless otherwise designated by the Board.

●“Award” means an award of Restricted Stock Units (“RSUs”) that is granted under this Program and is subject to performance conditions.
●“Determination Date” means the date determined by the Administrator to evaluate the achievement of each Goal, such date to be no later than February 28, 2026.
●“Earned Percentage” has the meaning set forth on Exhibit A attached hereto.
●“Goal” has the meaning set forth on Exhibit A attached hereto.
●“Grant Date” means the Initial Grant Date, and each other date that the Administrator specifies for the grant of an Award hereunder.
●“Initial Grant Date” means the date that the Administrator approves the first set of Awards under this Program.
●“Performance Period” means July 1, 2025 through February 19, 2026.
●“Proration Multiplier” means:
ofor any Participant who commenced employment with a Participating Subsidiary after July 1, 2025: the ratio of (i) the number of calendar months the Participant will have been employed by the Participating Subsidiary as of December 31, 2025 (assuming the Participant continues to be employed through December 31, 2025), over (ii) 6.1 ofor any Participant who was employed by a Participating Subsidiary on July 1, 2025: 1.0.
ofor any Participant who commenced employment with a Participating Subsidiary on or after December 1, 2025: 0.
●“Specified Price” means the volume weighted average trading price of the Common Stock over the 20 consecutive trading days ending on July 22, 2025, which was $13.09.
●“Target Amount” for a Participant means the target amount established by the Administrator for such Participant or, if no target amount has been established by the Administrator for such Participant, 5% of the Participant’s annualized base salary for salaried employees or annualized base wages for hourly employees, in either case effective as of the day immediately prior to the Grant Date (or, if the Award is approved via Unanimous Written consent, as of with a date selected to be as near as practicable prior to distribution of the Unanimous Written Consent for approval). For hourly employees a Participant’s annualized base wages will be calculated based on the Participant’s expected annual hours multiplied by their hourly pay rate. If the expected number of hours is expressed as a range (i.e. 20-25 hours), the annualized base pay shall be calculated based upon the upper end of the stated range. For salaried employees, a Participant’s annualized salary shall be as reflected in the Participant’s most recent offer letter, compensation change letter, employment status change letter or other employment agreement. In no case will
1 For example, if an employee is hired on September 15, 2025, the Proration Multiplier will be 4/6.

geographic differential pay, shift differential, bonus pay or any other non-base pay be considered in determining a Participant’s annual base salary or wages.
Awards
On the Initial Grant Date, each Participant who is a Service Provider as of the date the Specified Price is set shall be granted an Award comprised of a number of RSUs calculated by dividing (a) the product of the Participant’s Target Amount multiplied by the Proration Multiplier by (b) the Specified Price, rounded down to the nearest whole number of RSUs. On each Grant Date thereafter, each Participant who is a Service Provider as of such date and who has not previously been granted an Award under the Program shall, at the discretion of the Administrator, be granted an Award comprised of a number of RSUs calculated by dividing (a) the product of the Participant’s Target Amount multiplied by the Proration Multiplier by (b) the Specified Price, rounded down to the nearest whole number of RSUs.

On the Determination Date, the Administrator shall determine which Goal(s) have been achieved during the Performance Period and validate the Earned Percentage.

Each Award that is granted hereunder will vest in equal installments on each of March 9, 2026 and April 7, 2026 (each a “Vesting Date”), subject in each case to the Participant’s continued status as a Service Provider (as defined in the Plan) through such Vesting Date. Leaves of Absence may impact vesting of Awards as described in the Company’s Leave of Absence Policy.

Within 30 days after each Vesting Date, the Company shall settle each RSU that vests on such Vesting Date by issuing the Participant a number of shares of Company Common Stock equal to the product determined by multiplying (a) the number of RSUs underlying the Award held by the Participant by (b) the Earned Percentage by (c) 50%, cumulatively rounded down to the nearest whole share.

By way of example, if a Participant who was employed for all of 2025 and 2026 was granted an Award of 750 RSUs and the Earned Percentage was determined to be 110%, 412 shares of Company Common Stock would vest on each of March 9, 2026 and April 7, 2026, determined by multiplying (a) 750, by (b) 110%, by (c) 50%, cumulatively rounded.

Consistent with the terms of the Plan, vested Awards will generally be deposited in a Participant’s account within 30 days after the vesting date.

Miscellaneous
The other provisions of the Plan shall apply to the RSUs granted under this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of RSUs hereby are subject in all respects to the terms of the Plan. The grant of RSUs under this

Program shall be made solely by and subject to the terms set forth in an Award Agreement in a form approved by the Administrator and duly executed by an executive officer of the Company.

* * * * *

EXHIBIT A

2025 Second Half Performance Goals
The table below sets forth the performance goals under this Program (each a “Goal”) for the Performance Period. The Administrator has sole discretion to amend, modify, remove or replace any Goal prior to its achievement.
The Administrator shall validate the Achievement Percentage for each Goal and the aggregate Earned Percentage on the Determination Date.

●For each Goal (except Goal 6), the Achievement Percentage shall be equal to Target Achievement Percentage if the Goal is achieved on the Target Date. If the Goal is achieved earlier than the Target Date, the Achievement Percentage shall be increased on a pro rated basis for each day, up to the Maximum Achievement Percentage which shall be achieved if the Goal is achieved on or before November 11, 2025. If the Goal is achieved later than the Target Date, the Achievement Percentage shall be decreased on a pro rated basis for each day through February 18, 2026. If the Goal is achieved on or after February 19, 2026, the Achievement Percentage will be 0%.2

●The Achievement Percentage for Goal 6 shall be based solely on the number of flight demonstrations completed on or before the Target Date.

●A Goal shall be determined to be achieved on a particular date if it is achieved prior to midnight Pacific Time on such date.
●The Achievement Percentage for each Goal shall be rounded to the nearest tenth of a percent.

●The “Earned Percentage” shall be calculated by summing the Achievement Percentages achieved for each Goal. The maximum possible Earned Percentage is 200%.

2 For example, if Goal 2 is achieved 10 days ahead of the Target Date, the Achievement Percentage for Goal 2 would be 12%. If Goal 2 is achieved 20 days after the Target Date, the Achievement Percentage for Goal 2 would be 6%.

	Goal	Target Achievement Percentage	Maximum Achievement Percentage	Target Date
1	[*****]	50%	100%	12/31/25
2	[*****]	10%	20%	12/31/25
3	[*****]	10%	20%	12/31/25
4	[*****]	10%	20%	12/31/25
5	[*****]	10%	20%	12/31/25
6	[*****]	10%	20%	12/31/25

EXHIBIT B

Participating Subsidiaries
Joby Aero, Inc.
Joby Germany GmbH
Joby Austria GmbH
Joby U.K. Limited
[*****]
Joby Elevate, Inc.
Joby Elevate MEA, L.L.C.